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                                                                  EXHIBIT (c)(6)

                                                                    NEWS RELEASE



FOR IMMEDIATE RELEASE

   Contact:   L. Ronald Trepp            Roger Pondel
              Chief Financial Officer    Pondel Parsons & Wilkinson
              CIMCO, Inc.                310 207-9300
              714 546-4460

                        CIMCO RETAINS INVESTMENT BANKER
                     IN RESPONSE TO UNSOLICITED INQUIRIES

         Costa Mesa, California -- August 9, 1995 -- In response to several unsolicited inquiries, CIMCO, Inc. (Nasdaq: NMS:CIMC) announced that its Board of Directors has retained PaineWebber Incorporated to assist the Board in reviewing and evaluating the inquiries.

         Founded in 1959, CIMCO, Inc. is a major developer and manufacturer of high performance plastic components for commercial, industrial and medical markets. The company also custom formulates and compounds reinforced thermoplastic materials. CIMCO supplies more than 100 original equipment manufacturers in the computer, commercial irrigation, automotive safety, residential products, telecommunications and health care industries.





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